EXHIBIT 10.1.8
RESTRICTED STOCK UNIT AGREEMENT

AGREEMENT made effective as of August 9, 2016 (the “Award Date”), between ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”), and SCOTT R. GOODMAN (“Employee”).

1.     AWARD. The Company hereby awards and issues to Employee 10,457 restricted stock units (the “Units”). Each Unit represents the right to receive one share of the Company’s common stock, par value $0.01 per share (the “Stock”) under the Company’s 2013 Stock Incentive Plan (as amended from time to time, the “Plan”) subject to the terms of the Plan (including, without limitation, adjustment of the ratio of converting Units into Stock provided for in the Plan) and to the vesting requirements set forth herein.

2.     VESTING.

(a)    Vesting of the Units shall be based upon periods of service subsequent to the date of award and not on other Qualifying Performance Criteria. Units shall vest in accordance with the following schedule provided that Employee is employed by the Company on the Vesting Date:

Vesting Date	Percentage of Units Vesting	Cumulative Vesting Percentage
August 9, 2018	100%	100%

Immediately on and as of each such vesting date (or any earlier vesting date pursuant to Section 2(b) below), the Units shall be converted into shares of Stock under the Plan and the Company shall issue such shares to Employee by means of book entry and shall, upon request of the Employee, issue a certificate representing such shares and Employee shall have all rights of a shareholder of record with respect to such shares from and after such date. Employee shall have neither the right to vote nor the right to receive cash dividends or distributions nor any other rights as a shareholder with respect to the Units prior to the date of vesting.

(b)    In the event of death, Termination Other Than for Cause, Disability, or Change of Control (in each case, as defined below), all Units not otherwise vested shall immediately become vested.

(c)    As used herein the following terms have the definitions indicated:

i.    “Cause” shall have the meaning set forth in the Amended and Restated Executive Employment Agreement, effective as of October 11, 2013, by and between the Company and Employee, as may be amended from time to time.

ii.    “Change of Control” has the meaning set forth in the Plan.

iii.    “Constructive Termination” shall have the meaning set forth in the Amended and Restated Executive Employment Agreement, effective as of October 11, 2013, by and between the Company and Employee, as may be amended from time to time.

iv.    “Disability” means qualification for disability benefits under the Social Security disability insurance program, or if an employee is determined to be permanently disabled by the Committee in its discretion.

v.    “Termination Other Than for Cause” means (i) termination of Employee by the Company without Cause or (ii) a termination by Employee of Employee’s employment with the Company by reason of a Constructive Termination, provided that in either case such termination constitutes a Separation from Service.

vi.    “Separation from Service” shall have the meaning specified in Treasury Regulation Section 1.409A-1(h)

(d)    Subject to subsection (b) above, the Employee will forfeit all unvested Units and vesting of Units shall immediately terminate upon the termination of Employee’s employment with the Company for any reason or no reason.

3.    TERMS AND LIMITATIONS.

(a)     ISSUANCE OF UNITS. The Units shall be evidenced by this Agreement and deemed issued on the Award Date.

(b)     PLAN INCORPORATED. The terms and conditions of the Plan are incorporated herein by reference. Employee acknowledges receipt of a copy of the Plan (as amended and restated to the date hereof) and agrees that this award of Units shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, provided, however, that no such future amendment shall have an effect upon the vesting requirements set forth herein or impose additional vesting requirements or extend restrictions on Stock beyond the time of vesting. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

4.     WITHHOLDING OF TAX; SHORT-TERM DEFERRAL. To the extent that the vesting of Units or receipt of shares of Stock results in income to Employee for federal, state or local income tax purposes, Employee shall pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to such income. The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee, including the right but not the obligation to effect such withholding by offset against the shares of Stock deliverable in respect of vested Units. The Units granted under this Agreement and the benefits incident thereto constitute short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4).

5.     SALE OR TRANSFER OF UNITS OR STOCK. Employee agrees that the Units may not be sold, transferred or otherwise disposed of in any manner prior to vesting. Employee also understands that although the issuance of grants and awards under the Plan has been registered under the Securities Act of 1933, such registration does not apply to any resale or transfer by Employee of the shares of stock resulting from vesting of units under this award and the Plan. Employee also agrees (i) that the certificates representing the Stock may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of the Stock on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) that the Company may give related instructions to its transfer agent to stop registration of the transfer of the Stock.

6.     EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, including determination of vesting, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation (including any parent entity succeeding to the business of or control of the Company) or subsidiary corporation (as defined in Section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, and its determination shall be final and binding on all persons, including Employee.

7.    COMMITTEE’S POWERS. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Units and Restricted Shares.

8.     BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its subsidiaries and any of their respective successors, and all persons lawfully claiming under Employee.

9.     GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all effective as of the date first above written.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/ Peter Benoist
Peter Benoist, CEO

/s/ Scott Goodman
Scott Goodman